Exhibit 5.1

August 19, 2022

Avinger, Inc.

400 Chesapeake Drive

Redwood City, CA 94063

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Avinger, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale, from time to time, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 7,248,863 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), comprised of (i) 5,878,999 shares of Common Stock (the “Investment Option Shares”) issuable upon the exercise of outstanding preferred investment options (the “Preferred Investment Options”) and (ii) 1,369,864 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants (the “Warrants”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.

The Investment Option Shares initially issuable upon exercise of the Preferred Investment Options, when issued and delivered upon the exercise of the Preferred Investment Options in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Preferred Investment Options, will be validly issued, fully paid, and non-assessable.

2.

The Warrant Shares initially issuable upon exercise of the Warrants, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, payment of the consideration therefor as described in the Warrants, will be validly issued, fully paid, and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/DFM